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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )*



                             Lasergate Systems, Inc.
      -------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.03 par value
      -------------------------------------------------------------------
                         (Title of Class of Securities)

                                   517906 50 9
                         ------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with the statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (2-95)
                                Page 1 of 5 pages

                                      13G
------------------------                                       -----------------
CUSIP NO.    517906 50 9                                       PAGE 2 OF 5 PAGES
------------------------                                       -----------------

================================================================================
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Jacqueline E. Soechtig
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [_]
                                                                       (b) [_]

--------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                              5         SOLE VOTING POWER

                                        398,500

                         -------------------------------------------------------
                              6         SHARED VOTING POWER
       NUMBER OF
        SHARES                          0
     BENEFICIALLY
       OWNED BY          -------------------------------------------------------
         EACH                 7         SOLE DISPOSITIVE POWER
       REPORTING
        PERSON                          398,500
         WITH
                         -------------------------------------------------------
                              8         SHARED DISPOSITIVE POWER

                                        0

--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          398,500

--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [_]


--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.1%

--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


SEC 1745 (2-95)
                                Page 2 of 5 pages

                                      13G
------------------------                                       -----------------
CUSIP NO.    517906 50 9                                       PAGE 3 OF 5 PAGES
------------------------                                       -----------------


ITEM 1(A).   NAME OF ISSUER:

             Lasergate Systems, Inc.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             28050 U.S. 19 North
             Suite 502
             Clearwater, FL 34621

ITEM 2(A).   NAME OF PERSON FILING:

             Jacqueline E. Soechtig

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             28050 U.S. 19 North
             Suite 502
             Clearwater, FL 34621

ITEM 2(C).   CITIZENSHIP:

             United States

ITEM 2(D).   TITLE OF CLASS OF SECURITIES:

             Common Stock, $.03 par value

ITEM 2(E).   CUSIP NUMBER:

             517906 50 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

             Not Applicable

ITEM 4.      OWNERSHIP.  As of December 31, 1996:

             (a)    Amount Beneficially Owned:

                    398,500. This amount includes 375,000 shares which Ms. Soechtig may acquire purusant to presently exercisable stock options.

             (b)    Percent of Class:    5.1%



SEC 1745 (2-95)
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
                                      13G
------------------------                                       -----------------
CUSIP NO.    517906 50 9                                       PAGE 4 OF 5 PAGES
------------------------                                       -----------------


             (c)  Number of shares as to which such person has:

                  (i)  sole power to vote or to direct the vote:    398,500

                  (ii) shared power to vote or to direct the vote:  None

                  (iii)sole power to dispose or to direct the disposition of:
                       398,500

                  (iv) shared power to dispose or to direct the disposition of:
                       None

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Not Applicable

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not Applicable

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not Applicable

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not Applicable

ITEM 10.     CERTIFICATION.

             Not Applicable



SEC 1745 (2-95)
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


                                      13G
------------------------                                       -----------------
CUSIP NO.    517906 50 9                                       PAGE 5 OF 5 PAGES
------------------------                                       -----------------


                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             February 6, 1997
                                   ----------------------------------
                                                   Date

                                      /s/  Jacqueline E. Soetchig
                                   ----------------------------------
                                                 Signature

                                    Jacqueline E. Soetchig, President
                                   ----------------------------------
                                                Name/Title


SEC 1745 (2-95)
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